Exhibit (a)(1)(D)

Form of Confirmation Email Regarding Receipt of Election Form

Socket Mobile, Inc. (alternatively referred to as “Socket Mobile,” the “Company,” “we,” “our” or “us”) has received your election form dated [DATE], 2024, by which you accepted Socket Mobile’s offer (the “Offer”) to exchange certain outstanding stock options for the same number of new options with a new exercise price, subject to a new vesting schedule, and subject to the terms and conditions of the Offer.

If you change your mind, you may change your election as to some or all of your eligible option grants, including to make an election to withdraw some or all of your eligible option grants from the Offer, by timely submitting a new, properly completed election form indicating the change to your election, pursuant to the election process set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 28, 2024 (referred to as the “Offer to Exchange”) and described below. Any new election form must be submitted on or before the expiration date, currently expected to be 9:00 p.m., Pacific Daylight Time, on June 25, 2024.

1. Print the election form.

2. Deliver the properly completed election form by email or fax to:

Attn: Lynn Zhao

Email: lynn@socketmobile.com

Fax: (510) 933-3016

You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form that we receive last on or before the expiration date.

Any new election form must be properly completed, signed, and dated after your previously-submitted election form, and must designate all eligible option grants you wish to exchange or indicate that you reject the Offer with respect to all of your eligible options. Upon our receipt of your properly completed, signed and dated election form, any prior election form will be disregarded in its entirety and will be considered replaced in full by the new election form.

Only election forms that are properly completed and submitted and actually received by Socket Mobile on or before the expiration date via email or fax will be accepted. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We will not accept delivery of any election form after expiration of the Offer. Your delivery of election forms is at your risk.

If you have questions, please direct them to Lynn Zhao, our Chief Financial Officer, by email at lynn@socketmobile.com or by phone at (510) 933-3016.

Please note that our receipt of your election form is not by itself an acceptance of the eligible option grants for exchange. For purposes of the Offer, Socket Mobile will be deemed to have accepted eligible option grants for exchange that are validly elected for exchange and not properly withdrawn as of when Socket Mobile gives oral or written notice to the eligible service providers generally of its acceptance for exchange of such eligible option grants. The notice may be made by press release, email or other method of communication. Socket Mobile’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the end of the Offer period.

This confirmation email does not constitute the terms of the Offer. The full terms and conditions of the Offer are described in the following materials previously provided to you: (1) the Offer to Exchange; (2) the email from Kevin J. Mills, President and Chief Executive Officer, dated May 28, 2024, announcing the Offer; and (3) the election form, together with its associated instructions.

Form of Confirmation Email Regarding Receipt of Withdrawal Form

Socket Mobile, Inc. (alternatively referred to as “Socket Mobile,” the “Company,” “we,” “our” or “us”) has received your election form dated [DATE], 2024, by which you rejected Socket Mobile’s offer (the “Offer”) to exchange any of your outstanding eligible options for the same number of new options with a new exercise price, subject to a new vesting schedule, and subject to the terms and conditions of the Offer.

If you change your mind and decide that you would like to participate in the Offer with respect to some or all of your withdrawn eligible option grants, you must timely submit a new, properly completed election form indicating the change to your election, pursuant to the election process set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 28, 2024 (referred to as the “Offer to Exchange”) and described below. Any new election form must be submitted on or before the expiration date, currently expected to be 9:00 p.m., Pacific Daylight Time, on June 25, 2024.

1. Print the election form.

2. Deliver the properly completed election form by email or fax to:

Attn: Lynn Zhao

Email: lynn@socketmobile.com

Fax: (510) 933-3016

If you submit a new election form, any previously submitted election forms will be disregarded, so your new election form must designate all eligible option grants you wish to exchange.

Only election forms that are properly completed and submitted and actually received by Socket Mobile on or before the expiration date via email will be accepted. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We will not accept delivery of any election form after expiration of the Offer. Your delivery of election forms is at your risk.

If you have questions, please direct them to Lynn Zhao, our Chief Financial Officer, by email at lynn@socketmobile.com or by phone at (510) 933-3016.

This confirmation email does not constitute the terms of the Offer. The full terms and conditions of the Offer are described in the following materials previously provided to you: (1) the Offer to Exchange; (2) the email from Kevin J. Mills, President and Chief Executive Officer, dated May 28, 2024, announcing the Offer; and (3) the election form, together with its associated instructions.